UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TYCO INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tyco International Ltd. (“Tyco”)

Special General Meeting of Shareholders

Supplemental Information Regarding Proposal 5 -

Approval of Tyco International Ltd. 2012 Stock and Incentive Plan (the “Plan”)

August 21, 2012

Explanatory Note

The following information is being provided to shareholders to assist in their evaluation of management’s proposal to approve the Plan at the Special General Meeting of Tyco shareholders being held on September 14, 2012 in Schaffhausen, Switzerland.

Equity Compensation Plan Information

The following table provides information as of June 29, 2012 with respect to Tyco’s common shares issuable under its equity compensation plans:

	Equity Compensation Plan
Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
2004 Stock and Incentive Plan(1)	26,038,684	$42.33	12,040,081
LTIP I Plan(2)	955,136	30.73	—
ESPP(3)	—	—	2,919,845

	26,993,820		14,959,926

Equity compensation plans not approved by shareholders:
LTIP II Plan(4)	238,307	$23.25	—
SAYE(5)	441	34.41	—
Broadview Security Plans(6)	70,135	32.79	—

	308,883		—

Total	27,302,703		14,959,926

(1)

The Tyco International Ltd. 2004 Stock and Incentive Plan (“2004 Plan”) provides for the award of stock options, restricted stock units (“RSU”), performance share units (“PSU”) and other equity and equity-based awards to Board members, officers and non-officer employees. Amounts shown in column (a) include 20,595,823 shares that may be issued upon the exercise of stock options, 246,219 deferred stock units (“DSU”) and dividend equivalents earned on such DSUs, 3,381,327 shares that may be issued upon the vesting of RSUs, and 1,815,315 shares that may be issued upon the vesting of PSUs, assuming a target payout. Amounts in column (c) include the aggregate shares available under the Tyco International Ltd. Long Term Incentive Plan (“LTIP I”), the Tyco International Ltd. Long Term Incentive Plan (“LTIP II”) and the 2004 Plan, as the shares formerly available under the LTIP I and LTIP II have been rolled into the 2004 Plan.

(2)

The LTIP I allowed for the grant of stock options and other equity or equity-based grants to Board members, officers and non-officer employees. The amount in column (a) includes 86,777 shares to be issued upon the exercise of stock options and 868,359 DSU grants and dividend equivalents earned on such DSUs. No additional grants may be made under the LTIP I, the LTIP II, or any acquired plans.

(3)

Shares available for future issuance under the Tyco Employee Stock Purchase Plan (“ESPP”) represent the number of remaining shares registered for issuance under this plan. All of the shares delivered to participants under the ESPP were purchased in the open market. The ESPP was suspended indefinitely during the fourth quarter of 2009.

(4)

Under the terms of the 2004 Plan adopted in March 2004, no additional options, equity or equity-based grants are permitted under the LTIP or the LTIP II. The shares granted under the LTIP II will be issued at vesting under the 2004 Stock and Incentive Plan.

(5)

The Tyco International Ltd. United Kingdom (“UK”) Savings Related Share Option Plan (“SAYE”) is a UK Inland Revenue approved plan for UK employees pursuant to which employees were granted options to purchase shares at the end of three years of service at a 15% discount off of the market price at time of grant. The SAYE Plan was approved on November 3, 1999 for a ten year period and expired according to its terms on November 3, 2009. The International Benefits Oversight Committee has not approved any additional grants since the last annual grant on October 9, 2008 and it has not applied for approval of a replacement for the SAYE Plan at this time.

(6)

In connection with the acquisition of Broadview Security in May 2010, options outstanding under the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan (“2008 Equity Plan”) and the Brink’s Home Security Holdings, Inc. Non-Employee Director’s Equity Plan were converted into options to purchase Tyco common shares. Shares available represent the number of shares available for issuance under future awards from the 2008 Equity Plan, which are now available for future issuance under Tyco’s 2004 Stock and Incentive Plan.

Technical Correction to the Proposed Plan.

Section 4.9 of the Plan as proposed in the Proxy Statement mailed to Tyco shareholders on or about August 6, 2012 included a technical error. Section 4.9, as corrected, reads as follows:

4.9 Limit on Individual Grants. Subject to Sections 5.1, 5.3 and 5.4, no Participant may be granted an Award with respect to more than 6 million Shares in any calendar year, provided, that additional Awards in excess of such limitation and up to 10 million Shares may be granted to a Reporting Person who has been hired within the calendar year so long as such additional Awards are made in the form of Stock Options, Stock Appreciation Rights or Long-Term Performance Based Awards. The maximum amount that may be paid in cash or Shares to any Participant pursuant to Short-Term Performance Awards is $5 million per calendar year. The maximum amount that may be paid in cash to any Participant pursuant to Long-Term Performance Awards is $5 million per calendar year and the maximum number of Shares payable with respect to Long-Term Performance Awards shall not exceed 6 million Shares for any calendar year (or 10 million Shares in the circumstance described in the proviso of the preceding sentence) less the number of Shares related to any other Awards granted in the same calendar year to such Participant (pro rated, in each case, as appropriate over the applicable Performance Cycles).